ARTICLES OF INCORPORATION
                                          OF
                                WEM PERITONEUM INC.

WE, THE UNDERSIGNED natural persons of the age of twenty one years Or More, acting as incorporators of a corporation under the Utah Business corporation Act, adopt the following Articles of Incorporation for such corporation:

                                         ARTICLE I - NAME

The name of this corporation is Wem Petroleum, Inc.

                                    ARTICLE II - DURATION

The duration of this corporation is perpetual.

                                    ARTICLE III - PURPOSES

The purpose or purposes for which this corporation is organized are:
a. Exploration, drilling and production on petroleum properties owned and/or leased by the corporation.

b. To acquire by purchase, exchange, gift, bequest, subscription or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange or otherwise dispose of or deal in or with its own corporate securities or stock or other securities, including without limitations, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein or any property or assets created or issued by any person, firm association, or corporation,.or government or subdivisions, agencies or instrumentalities thereof; to make payment therefore its own securities or to use its unrestricted and unreserved earned surplus for the purchase of its own shares, and to exercise as owner or Powers and Privileges in respect thereof.

c. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may at any time appear conducive to or expedient for protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.
d. The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the enjoyment and exercise thereof, as conferred by the laws of the State of Utah; and it is the intention that the purposes and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes and powers.

                                    ARTICLE IV - STOCK

The aggregate number of shares which this corporation shall have authority to issue is 10,000,000 shares of $0.01 par. All stock of the corporation shall be of the same class, common, and shall have the same rights and preferences.
Fully-paid stock of this corporation shall not be liable to any further call or assessment.

                                    ARTICLE V - AMENDMENT

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                  ARTICLE VI - SHAREHOLDER RIGHTS

The authorized and treasury stock of this corporation may be issued at such time upon such terms and conditions and for each of the stock of this corporation.

                           ARTICLE VII - CAPITALIZATION

This corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.

                  ARTICLE VIII - INITIAL OFFICE.  AND AGENT

The address of this corporation's initial registered office and the name of its original registered agent at such address is:

James A. Hemingway
894 Chapel Drive
Bountiful, Utah 84010

                                    ARTICLE IX - DIRECTORS

The number of Directors constituting the initial Board of Directors of this corporation is three. The names and addresses of persons who are to serve as Directors until the first annual meeting of stockholders, or until their successors are elected and qualify, are:

NAME, STREET ADDRESS, CITY AND STATE:

James A. Hemingway, 894 Chapel Drive, Bountiful, Utah 84010
James Formeller, 758 West 1000 South, Woodscross, Utah 84087
Dale L. Parkin, 1337 North Deerfield Drive, Centerville, Utah 84014

                           ARTICLE X - INCORPORATORS

The name and address of each incorporator is:

NAME, STREET, ADDRESS, CITY AND STATE:
James A. Hemingway, 894 Chapel Drive, Bountiful, Utah 84010
James Formeller, 758 West 1000 South, Woodscross, Utah 84087
Dale L. Parkin, 1337 North Deerfield Drive, Centerville, Utah 84014

                                             ARTICLE XI

COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS
No contract or other transaction between this corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more of its Directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such Director or Directors are present at the meeting cause his or their votes are counted for such purpose if; (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents ' of such interested Director or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

DATED this 9th day of July 1979.


                                        /s/ James A Hemingway

                                        /s/ Dale L Parkins

                                        /s/ James Formeller

STATE OF UTAH
                            .ss
COUNTY OF SALT LAKE

I, O. Robert Meredith, a Notary Public, hereby certify that on the day of 9th day ofJuly, 1979, James A. Hemingway, James Formeller, and Dale L. Parkin personally appeared before me who, being by me first duly sworn, severally declared that they arethe persons who signed the foregoing document as incorporators and that the statements therein contained are true.

DATED THIS 9th day of July, 1979.

                                        /s/ O Robert Meredith
                                        Notary Public, Residing in
                                        Salt Lake County, Utah